CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements No. 33-63554, 333-136289, 333-140949, 333-211320 and 333-168592 on Form S-8 and Registration Statement No. 333-212946 on Form S-3 of our report dated February 10, 2015, relating to the consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows of USG Boral Building Products Pte. Limited for the period January 14, 2014 (date of incorporation) to June 30, 2014, furnished along with the Annual Report on Form 10-K of USG Corporation for the year ended December 31, 2016.

/s/ Deloitte PLT
Chartered Accountants (AF0080)

Kuala Lumpur, Malaysia
February 8, 2017